Exhibit 99.1

Brian J. Radecki Chief Financial Officer (202) 336-6920 bradecki@costar.com	Richard Simonelli Director Investor Relations (202) 346-6394 rsimonelli@costar.com

CoStar First Quarter 2013 Revenue Grows 52% Year-Over-Year;
Organic Growth Rate of LoopNet Core Business
Surges 219% Since Acquisition;
Company Raises Revenue and Earnings Guidance

WASHINGTON, DC - April 24, 2013 - CoStar Group, Inc. (NASDAQ: CSGP), commercial real estate's leading Internet provider of information, analytics and marketing services, announced today that revenue for the first quarter of 2013 was $104.0 million versus $68.6 million in the first quarter of 2012, which represents an increase of 52% year-over-year.

“I am very pleased with the progress we have made since closing the LoopNet acquisition a year ago,” said Andrew C. Florance, Founder and Chief Executive Officer of CoStar. “We had a record $13.8 million in annualized net new sales in the first quarter of 2013, which is up 27% from last quarter. In March 2013, we recorded our best sales month ever.”

Florance stated: “We achieved all-time high quarterly revenue for LoopNet Premium Membership in the first quarter of 2013 and increased the organic revenue growth rate for Premium Membership by 219%, from 5.2% in the first quarter of 2012 to 16.6% in the first quarter of 2013. Also, we increased the average new sales price 32% on Premium Membership from $57 to $75 year-over-year. In March 2013, 51% of all new Premium Membership subscribers signed up for annual contracts, up from almost no annual contracts before the acquisition.”

“Total revenue synergies from the acquisition through the end of the first quarter of 2013 increased to $18.4 million, including $12.4 million of CoStar information sales to LoopNet members and approximately $2.0 million in LoopNet marketing services to CoStar clients. I expect we will achieve our goal of a $500 million revenue run rate and 30-35% adjusted EBITDA margins as we exit 2014,” said Florance.

Year 2012-2013 Quarterly Results - Unaudited
(in millions, except per share data)
	2012				2013
	Q1	Q2	Q3	Q4	Q1

Revenues	$68.6	$85.2	$96.0	$100.1	$104.0
EBITDA	11.9	8.2	19.6	20.5	7.6
Net income (loss)	5.1	(6.7)	6.8	4.7	(2.4)
Net income (loss) per share - diluted	0.20	(0.25)	0.24	0.17	(0.09)
Weighted average outstanding shares - diluted	25.5	26.5	27.7	27.7	27.4

Adjusted EBITDA	15.3	20.4	25.6	25.1	25.7
Non-GAAP Net Income	8.2	10.5	13.1	12.6	13.0
Non-GAAP Net Income per share - diluted	0.32	0.39	0.47	0.46	0.47

Adjusted EBITDA (which excludes stock-based compensation and other items as defined below) was $25.7 million for the first quarter of 2013 compared to $15.3 million in the first quarter of 2012, which is an increase of 68% year-over-year.

In February 2012, the Compensation Committee of the Board of Directors of CoStar approved grants of performance-based restricted stock that would vest upon the achievement of $90 million of cumulative EBITDA over a period of four consecutive quarters. These awards support the Committee's goals of aligning management's incentives with increasing long-term stockholder value through increased earnings.

Based on continued strong performance, the accelerated pace and success of the LoopNet integration and management's increased confidence that it is probable the earnings goals will be achieved during 2014, the Company recorded a cumulative catch-up of stock-based compensation expense in the first quarter.

EBITDA in the first quarter of 2013 was $7.6 million and was impacted by $15.1 million of higher stock-based compensation expense compared to last year, mainly related to the performance-based restricted stock awards.

Non-GAAP net income (defined below) in the first quarter of 2013 was $13.0 million or $0.47 per diluted share, which represents an increase of $4.8 million or 59% year-over-year. Net income in the first quarter of 2013 was ($2.4) million or ($0.09) per diluted share and includes the impact of the additional stock-based compensation expense.

As of March 31, 2013, the Company had approximately $189.1 million in cash, cash equivalents, short-term and long-term investments. This represents an increase of $11.3 million from the fourth quarter of 2012. Short and long-term debt associated with the LoopNet acquisition totaled approximately $166.3 million as of March 31, 2013.

2013 Outlook

“Based on the ongoing success of our cross-selling initiatives, as well as the continued strength of our core information, analytics and marketing services, we are raising both our revenue and earnings estimates for 2013,” stated Brian J. Radecki, Chief Financial Officer of CoStar. For the second quarter of 2013, the Company expects revenue in the range of approximately $105 million to $107 million, and approximately $428 million to $432 million for the full year 2013, an increase of $4.0 million compared to the Company's prior guidance.

For the second quarter of 2013, the Company expects non-GAAP net income per diluted share (defined below) in the range of approximately $0.50 to $0.53. For the full year of 2013, the Company currently expects non-GAAP net income per diluted share in a range of approximately $2.12 to $2.22, an increase of $0.04 compared to the Company's previous guidance.

The annual revenue and earnings outlook includes the impact of de-emphasizing or eliminating certain services.

The adjusted EBITDA and non-GAAP earnings per diluted share in the Company's outlook do not include stock-based compensation expense and other items. In each of the remaining quarters of 2013, the company expects to record approximately $7.5 million to $8.5 million per quarter of total stock compensation expense, which includes both normal ongoing stock-based compensation awards and the performance-based awards expense.

The preceding forward-looking statements reflect CoStar's expectations as of April 24, 2013, including forward-looking non-GAAP financial measures on a consolidated basis - including LoopNet and related costs. We are not able to forecast with certainty whether or when certain events, such as acquisition-related costs, restructuring, settlements or impairments will occur in any given quarter. Given the risk factors, uncertainties and assumptions discussed above, actual results may differ materially. Other than in publicly available statements, the Company does not intend to update its forward-looking statements until its next quarterly results announcement.

Reconciliation of non-GAAP net income, EBITDA, adjusted EBITDA and all of the disclosed non-GAAP financial measures to their GAAP basis results are shown in detail below, along with definitions for those terms.

Non-GAAP Financial Measures

For information regarding the purpose for which management uses the non-GAAP financial measures disclosed in this release and why management believes they provide useful information to investors regarding the Company's financial condition and results of operations, please refer to the Company's latest periodic report.

EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group, Inc. before (i) interest income (expense), (ii) provision for income taxes, and (iii) depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that represents EBITDA before (i) stock-based compensation expense, (ii) acquisition and integration related costs, (iii) restructuring charges and related costs, (iv) costs related to the acquisition and transition of the Company's corporate headquarters, and (v) settlements and impairments incurred outside the Company's normal business operations.

Non-GAAP net income is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group, Inc. before (i) purchase amortization and other related costs, (ii) stock-based compensation expense, (iii) acquisition and integration related costs, (iv) purchase accounting adjustments, (v) restructuring charges and related costs and (vi) settlements and impairments. From this figure, we then subtract an assumed provision for income taxes to arrive at non-GAAP net income. We assume a 38% tax rate in order to approximate our long-term effective corporate tax rate.

Non-GAAP net income per diluted share (also referred to as non-GAAP EPS) is a non-GAAP financial measure that represents non-GAAP net income divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income per diluted share.

Earnings Conference Call

Management will conduct a conference call to discuss earnings results for the first quarter of 2013 and the Company's outlook for 2013 at 11:00 a.m. EDT on Thursday, April 25, 2013. The audio portion of the conference call will be broadcast live over the Internet at http://www.costar.com/investors.aspx. To join the conference call by telephone, please dial (800) 230-1074 (from the United States and Canada) or (612) 288-0329 (from all other countries) and refer to conference code 287842. An audio recording of the conference call will be available approximately one hour after the live call concludes and remain available for a period of time following the call. To access the recorded call, please dial (800) 475-6701 (from the U.S. and Canada) or (320) 365-3844 (from all other countries) using access code 287842. The webcast replay will also be available in the Investors section of CoStar's web site for a period of time following the call.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations-Unaudited
(in thousands, except per share data)

	For the Three Months
	Ended March 31,
	2013	2012

Revenues	$104,033	$68,629
Cost of revenues	33,606	24,334
Gross margin	70,427	44,295

Operating expenses:
Selling and marketing	26,978	15,550
Software development	12,102	5,015
General and administrative	29,820	14,494
Purchase amortization	4,125	634
	73,025	35,693

Income (loss) from operations	(2,598)	8,602
Interest and other income	104	250
Interest and other expense	(1,755)	—
Income (loss) before income taxes	(4,249)	8,852
Income tax expense (benefit), net	(1,839)	3,720
Net income (loss)	$(2,410)	$5,132

Net income (loss) per share - basic	$(0.09)	$0.20
Net income (loss) per share - diluted	$(0.09)	$0.20

Weighted average outstanding shares - basic	27,428	25,128
Weighted average outstanding shares - diluted	27,428	25,528

CoStar Group, Inc.
Reconciliation of Non-GAAP Financial Measures-Unaudited
(in thousands, except per share data)

Reconciliation of Net Income (Loss) to Non-GAAP Net Income

	For the Three Months
	Ended March 31,
	2013	2012

Net income (loss)	$(2,410)	$5,132
Income tax expense (benefit), net	(1,839)	3,720
Income (loss) before income taxes	(4,249)	8,852
Purchase amortization and other related costs	7,152	1,056
Stock-based compensation expense	17,326	2,187
Acquisition and integration related costs	505	1,170
Restructuring and related costs	271	—
Non-GAAP income before income taxes	21,005	13,265
Assumed rate for income tax expense, net *	38%	38%
Assumed provision for income tax expense, net	(7,982)	(5,041)
Non-GAAP net income	$13,023	$8,224

Net income (loss) per share - diluted	$(0.09)	$0.20
Non-GAAP net income per share - diluted	$0.47	$0.32

Weighted average outstanding shares - diluted**	27,896	25,528

* A 38% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.

** For periods with GAAP net losses, the basic weighted-average outstanding shares are used to calculate the GAAP net loss per share as including the effect of the potentially dilutive securities would have an anti-dilutive effect. For periods with Non-GAAP net income, the diluted weighted-average outstanding shares are used to calculate Non-GAAP net income per share in order to reflect the impact of potentially dilutive securities.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	For the Three Months
	Ended March 31,
	2013	2012

Net income (loss)	$(2,410)	$5,132
Purchase amortization in cost of revenues	3,027	422
Purchase amortization in operating expenses	4,125	634
Depreciation and other amortization	3,014	2,264
Interest income	(104)	(250)
Interest expense	1,755	—
Income tax expense (benefit), net	(1,839)	3,720
EBITDA	$7,568	$11,922
Stock-based compensation expense	17,326	2,187
Acquisition and integration related costs	505	1,170
Restructuring and related costs	271	—
Adjusted EBITDA	$25,670	$15,279

CoStar Group, Inc.
Condensed Consolidated Balance Sheets - Unaudited
(in thousands)

	March 31,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$167,394	$156,027
Short-term investments	—	37
Accounts receivable, net	24,420	16,392
Deferred income taxes, net	19,201	9,256
Income tax receivable	1,796	5,357
Prepaid and other current assets	9,769	9,560
Debt issuance costs, net	2,885	2,934
Total current assets	225,465	199,563

Long-term investments	21,675	21,662
Property and equipment, net	48,653	46,308
Goodwill	716,569	718,078
Intangible and other assets, net	163,672	170,632
Deposits and other assets	1,900	2,274
Debt issuance costs, net	5,924	6,622
Total assets	$1,183,858	$1,165,139

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$43,565	$51,590
Current portion of long-term debt	17,500	17,500
Deferred revenue	36,654	32,548
Total current liabilities	97,719	101,638

Long-term debt, less current portion	148,750	153,125
Deferred gain on sale of building	28,178	28,809
Deferred rent	19,357	17,305
Deferred income taxes, net	36,359	34,071
Income taxes payable	2,844	2,818
Other long-term liabilities	—	1,030

Stockholders' equity	850,651	826,343
Total liabilities and stockholders' equity	$1,183,858	$1,165,139

CoStar Group, Inc.
Results of Segments-Unaudited
(in thousands)

	For the Three Months
	Ended March 31,
	2013	2012
Revenues
United States	$99,296	$63,985
International
External customers	4,737	4,644
Intersegment revenue *	116	343
Total international revenue	4,853	4,987
Intersegment eliminations	(116)	(343)
Total revenues	$104,033	$68,629

EBITDA
United States	$9,286	$13,225
International **	(1,718)	(1,303)
Total EBITDA	$7,568	$11,922

*Intersegment revenue is attributable to services performed for the Company's wholly owned subsidiary, Property and Portfolio Research, Inc ("PPR"), by Property and Portfolio Research Ltd., a wholly owned subsidiary of PPR. Intersegment revenue is recorded at an amount the Company believes approximates fair value. U.S. EBITDA includes a corresponding cost for the services performed by Property and Portfolio Research Ltd. for PPR.

** International EBITDA includes a corporate allocation of approximately $100,000 and $800,000 for the three months ended March 31, 2013 and March 31, 2012, respectively.

Reconciliation of Non-GAAP Financial Measures with 2012-2013 Quarterly Results - Unaudited
(in millions, except per share data)

Reconciliation of Net Income (Loss) to Non-GAAP Net Income

	2012				2013
	Q1	Q2	Q3	Q4	Q1

Net income (loss)	$5.1	$(6.7)	$6.8	$4.7	$(2.4)
Income tax expense (benefit), net	3.7	5.6	0.4	3.5	(1.8)
Income (loss) before income taxes	8.8	(1.1)	7.2	8.2	(4.2)
Purchase amortization and other related costs	1.0	5.8	7.9	7.6	7.1
Stock-based compensation expense	2.2	2.7	3.7	3.6	17.3
Acquisition and integration related costs	1.2	9.5	2.3	1.0	0.5
Restructuring and related costs	—	—	—	—	0.3
Non-GAAP income before income taxes	13.2	16.9	21.1	20.4	21.0
Assumed rate for income tax expense, net *	38%	38%	38%	38%	38%
Assumed provision for income tax expense, net	(5.0)	(6.4)	(8.0)	(7.8)	(8.0)
Non-GAAP net income	$8.2	$10.5	$13.1	$12.6	$13.0

Non-GAAP net income per share - diluted	$0.32	$0.39	$0.47	$0.46	$0.47

Weighted average outstanding shares - diluted**	25.5	26.9	27.7	27.7	27.9

* A 38% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.

** For periods with GAAP net losses, the basic weighted-average outstanding shares are used to calculate the GAAP net loss per share as including the effect of the potentially dilutive securities would have an anti-dilutive effect. For periods with Non-GAAP net income, the diluted weighted-average outstanding shares are used to calculate Non-GAAP net income per share in order to reflect the impact of potentially dilutive securities.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	2012				2013
	Q1	Q2	Q3	Q4	Q1

Net income (loss)	$5.1	$(6.7)	$6.8	$4.7	$(2.4)
Purchase amortization	1.0	5.8	7.9	7.6	7.1
Depreciation and other amortization	2.3	2.4	2.8	3.0	3.0
Interest income	(0.2)	(0.1)	(0.1)	(0.1)	(0.1)
Interest expense	—	1.2	1.8	1.8	1.8
Income tax expense (benefit), net	3.7	5.6	0.4	3.5	(1.8)
EBITDA	$11.9	$8.2	$19.6	$20.5	$7.6
Stock-based compensation expense	2.2	2.7	3.7	3.6	17.3
Acquisition and integration related costs	1.2	9.5	2.3	1.0	0.5
Restructuring and related costs	—	—	—	—	0.3
Adjusted EBITDA	$15.3	$20.4	$25.6	$25.1	$25.7

Reconciliation of Forward-Looking Guidance, Net Income to Non-GAAP Net Income
(in thousands, except per share data)
	Guidance Range		Guidance Range
	For the Three Months		For the Twelve Months
	Ended June 30, 2013		Ended December 31, 2013
	Low	High	Low	High

Net income	$4,100	$5,500	$13,000	$17,600
Income tax expense, net	2,900	4,000	8,700	11,800
Income before income taxes	7,000	9,500	21,700	29,400
Purchase amortization and other related costs	6,900	6,900	27,000	27,000
Stock-based compensation expense	7,500	7,000	42,000	40,000
Acquisition and integration related costs	100	—	650	550
Restructuring and related costs	1,000	500	4,000	3,000
Non-GAAP Income before income taxes	22,500	23,900	95,350	99,950
Assumed rate for income tax expense, net *	38%	38%	38%	38%
Assumed provision for income tax expense, net	(8,550)	(9,082)	(36,233)	(37,981)
Non-GAAP Net Income	$13,950	$14,818	$59,117	$61,969

Net Income per share - diluted	$0.15	$0.20	$0.47	$0.63
Non-GAAP Net Income per share - diluted	$0.50	$0.53	$2.12	$2.22

Weighted average outstanding shares - diluted	27,900	27,900	27,900	27,900

* A 38% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.

About CoStar Group, Inc.
CoStar Group (NASDAQ: CSGP) is commercial real estate's leading provider of information, analytics and marketing services. Founded in 1987, CoStar conducts expansive, ongoing research to produce and maintain the largest and most comprehensive database of commercial real estate information. Our suite of online services enables clients to analyze, interpret and gain unmatched insight on commercial property values, market conditions and current availabilities. Through LoopNet, the Company operates the most heavily trafficked commercial real estate marketplace online with more than 7 million registered members. CoStar operates websites that have approximately 10 million unique monthly visitors in aggregate. Headquartered in Washington, DC, CoStar maintains offices throughout the U.S. and in Europe with a staff of approximately 2,000 worldwide, including the industry's largest professional research organization. For more information, visit www.costar.com.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about CoStar's financial expectations, the company's plans, objectives, expectations and intentions and other statements including words such as “hope,” "anticipate," "may," "believe," "expect," "intend," "will," "should," "plan," "estimate," "predict," "continue" and "potential" or the negative of these terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of management of CoStar and are subject to significant risks and uncertainties. Actual results may differ materially from the results anticipated in the forward-looking statements. The following factors, among others, could cause or contribute to such differences: the risk that the trends stated or implied by this release cannot be sustained at the current pace, including trends related to sales, earnings, and revenue growth; the risk that the company does not achieve its earnings goals when and as stated in this release; the risk that revenues for the second quarter of 2013 and full year 2013 will not be as stated in this press release; the risk that the company is unable to replace or exceed revenues from eliminated or de-emphasized services; the risk that non-GAAP net income per diluted share for the second quarter of 2013 and full year 2013 will not be as stated in this press release; the risk that the amount and timing of any stock-based compensation incurred and recorded will not be as stated in this release; the risk that the integration of LoopNet will not continue to result in anticipated cost savings or synergies; the risk that the combination of CoStar and LoopNet does not result in or create the anticipated benefits for CoStar; and the risk that the businesses of LoopNet and CoStar may not be combined successfully or in a timely and cost-efficient manner. Additional factors that could cause results to differ materially from those anticipated in the forward-looking statements can be found in CoStar's Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC, including in the “Risk Factors” section of that filing, and the company's other filings with the SEC available at the SEC's website (www.sec.gov). CoStar assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.